                                                                      Exhibit 99

Exchange National Bancshares Makes the Kansas City Star's Top 50 Ranking

Jefferson City, MO
May 31, 2006

The Kansas City Star included Exchange National Bancshares in its top 50 ranking of publicly traded companies in its annual STAR 50 guide to the area's best businesses. Of the top 50 companies, Exchange National Bancshares ranked 28th.

The ranking is based on six factors - sales, percentage sales growth, net income, percentage net income growth, year-end market capitalization and the change in market cap percentage.

James E. Smith, Chairman and CEO stated, "We are pleased to be included in the Star's area ranking of publicly traded businesses. 2005 was a strong year for our Company as we reported a 19.4% increase in earnings and investors reaped a 10.5% return on their investment."

Exchange National Bancshares, Inc., a multi-bank holding company headquartered in Jefferson City, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Springfield, Lee's Summit, Branson, Windsor, Collins and Osceola; Bank 10 with locations in Belton, Drexel, Harrisonville, Independence and Raymore; and Osage Valley Bank of Warsaw.

Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

Contact: Kathleen Bruegenhemke
         Senior Vice President, Investor Relations
         TEL: 573.761.6100   FAX: 573.761.6272
         www.exchangebancshares.com


                                       5